As filed with the Securities and Exchange Commission on March 9, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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KRONOS WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0294959 (I.R.S. Employer Identification No.)

Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas (Address of principal executive offices)	75240-2697 (Zip Code)

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KRONOS WORLDWIDE, INC. 2003 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

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A. Andrew R. Louis, Esq.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697
(972) 233-1700
(Name, address and telephone number
including area code of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2) (3)	Proposed maximum aggregate offering price (2) (3)	Amount of registration fee (3)

Common stock, par value $0.01 per share	150,000	$31.97	$4,795,500	$607.59

(1)	Pursuant to Rule 416, additional shares of the registrant's common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the exercise of awards granted or to be granted under the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction are also being registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the Common Stock offered hereunder pursuant to the plan is based on 150,000 shares of Common Stock reserved for issuance under the plan but not subject to outstanding stock options, at a price per share of $31.97, which is the average of the highest and lowest selling price per share of Common Stock on the New York Stock Exchange, Inc. on March 4, 2004.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission"):

(1) the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 that is filed with the Commission;

(2) the description of the Common Stock, par value $0.01 per share, of the registrant (the "Common Stock") set forth in Amendment No. 4 to the General Form for Registration of Securities on Form 10 (File No. 001-31763) filed with the Commission on November 6, 2003, including any amendment or report filed for the purpose of updating such description; and

(3) all documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 6.	Indemnification of Directors and Officers.

          Section 102(b)(7) of the Delaware General Corporate Law (the "DGCL") permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The registrant's First Amended and Restated Certificate of Incorporation provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

          Section 145 of the DGCL contains provisions permitting Delaware corporations to indemnify their directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) in the case of a criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders of the corporation. To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

          The amended and restated bylaws (the "Bylaws") of the registrant provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL from and against all expenses (including attorneys' fees), liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the registrant. The Bylaws also provide that the registrant may indemnify any person who is not at the time a current director or officer of the registrant to the fullest extent permitted by the DGCL. As provided in the Bylaws, reasonable expenses (including attorneys' fees) incurred by a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by reason of his or her status as a director or officer of the registrant or services rendered by such persons in such capacities or otherwise at the request of the registrant shall be paid by the registrant in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized in the Bylaws.

Item 8.	Exhibits.

(a) Exhibits.

The following documents are filed as a part of this registration statement.

Exhibit	Description of Exhibit

4.1	First Amended and Restated Certificate of Incorporation of registrant (incorporated by reference to Exhibit 3.1 to the registrant's General Form for Registration of Securities on Form 10 filed with the Commission).
4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.1 to the registrant's General Form for Registration of Securities on Form 10 filed with the Commission).
4.3	Kronos Worldwide, Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the registrant's General Form for Registration of Securities on Form 10 filed with the Commission).
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (see the initial signature page of this registration statement).

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*     Filed herewith.

Item 9.	Undertakings.

     A.   The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, Texas, on March 8, 2004:

KRONOS WORLDWIDE, INC. By: /s/ Gregory M. Swalwell Gregory M. Swalwell Vice President, Finance

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert D. Graham, Gregory M. Swalwell and A. Andrew R. Louis, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold C. Simmons Harold C. Simmons	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 8, 2004

/s/ Gregory M. Swalwell Gregory M. Swalwell	Vice President, Finance (Principal Financial and Accounting Officer)	March 8, 2004

/s/ George E. Poston George E. Poston	Director	March 8, 2004

/s/ C. H. Moore Jr. C. H. Moore Jr.	Director	March 8, 2004

/s/ Glenn R. Simmons Glenn R. Simmons	Director	March 8, 2004

/s/ R. Gerald Turner R. Gerald Turner	Director	March 8, 2004

/s/ Steven L. Watson Steven L. Watson	Director	March 8, 2004

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	First Amended and Restated Certificate of Incorporation of registrant (incorporated by reference to Exhibit 3.1 to the registrant's General Form for Registration of Securities on Form 10 filed with the Commission).
4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.1 to the registrant's General Form for Registration of Securities on Form 10 filed with the Commission).
4.3	Kronos Worldwide, Inc. 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the registrant's General Form for Registration of Securities on Form 10 filed with the Commission).
5.1*	Opinion of A. Andrew R. Louis, Esq.
23.1	Consent of A. Andrew R. Louis, Esq. (included in his opinion filed as Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (see the initial signature page of this registration statement).

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*     Filed herewith.